SUBSCRIPTION AGREEMENT




   The Thurlow Funds, Inc.
   101 Metro Drive, Suite 260
   San Jose, California  95110

   Gentlemen:

             The undersigned each hereby subscribe to 5,000 shares of the Class A Common Stock, $0.0001 par value of The Thurlow Funds, Inc., and agree to pay to said corporation the sum of $50,000 in cash.

             It is understood that upon acceptance hereof by said corporation the shares subscribed for shall be issued to the undersigned and that said shares shall be deemed to be fully paid and nonassessable.

             The undersigned agrees that the shares are being purchased for investment with no present intention of reselling or redeeming said shares.

             Dated and effective as of this ___ day of June, 1997.


                                      ____________________________________
                                      Thomas F. Thurlow


                                      ____________________________________
                                      Thomas N. Thurlow


             The foregoing subscription is hereby accepted. Dated and effective as of this ____ day of June, 1997.


                                 THE THURLOW FUNDS, INC.



                                 By:  ______________________________________
                                      Thomas F. Thurlow, President